                 AMENDMENT NO. 4 TO THE DISTRIBUTION AGREEMENT

       AGREEMENT made by and between Sanford C. Bernstein & Co., LLC (the "Distributor") and Sanford C. Bernstein Fund, Inc. (the "Fund").

       WHEREAS, the Distributor and the Fund are parties to a Distribution Agreement dated October 2, 2000, as amended to date (the "Distribution Agreement");

       WHEREAS, effective on or about November 24, 2009, each of the Portfolios to the Distribution Agreement: Overlay A Portfolio, Tax-Aware Overlay A Portfolio, Overlay B Portfolio, Tax-Aware Overlay B Portfolio, Tax-Aware Overlay C Portfolio and Tax-Aware Overlay N Portfolio (the "Portfolios") were added as new series of the Fund, each initially consisting of two classes:
Class 1 and Class 2; and

       NOW, THEREFORE, in consideration of the premises and covenants contained herein, the Distributor and the Fund hereby agree as follows:

       In accordance with Paragraph 11 of the Distribution Agreement, the Distribution Agreement is hereby amended to apply to Class 1 and Class 2 of each of the Portfolios.

       IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the 24th day of November, 2009.

                                             SANFORD C. BERNSTEIN FUND, INC.

                                             By:  /s/ Marilyn G. Fedak
                                                  -----------------------------
                                                  Marilyn G. Fedak
                                                  President

                                             SANFORD C. BERNSTEIN & CO, LLC.

                                             By:  /s/ Edward J. Farrell
                                                  -----------------------------
                                                  Edward J. Farrell
                                                  Chief Financial Officer